EXHIBIT 99.1

Date: 15-2-2006

To:

Mr. Michael Zwebner, Chairman

Universal Communication Systems, Inc.

Re: Resignation from the Board of Directors

Dear Michael,

Please be informed that effective as of the date of this letter, I resign from my position as a member of the board of directors of Universal Communication Systems, Inc. (the "Company").

As I am negotiating with UCSY for a buy back of Millennium Electric, I feel there is a conflict of interest  in my dealings, and as such I do not feel it right to act and continue as a director of UCSY

Therefore, please accept my resignation from the board of UCSY effective immediately.

You are kindly requested to take all measures, under any applicable law, which are required as a result of my resignation.

Kind regards,

/s/ Ami Elazari

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Ami R. Elazari